UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 20, 2004
Date of report (date of earliest event reported)

COST-U-LESS, INC.
(Exact name of registrant as specified in its charter)

_________________

Washington (State or other jurisdiction of incorporation)	0-24543
(Commission File Number)

3633 136th Place SE, Suite 110
Bellevue, Washington 98006
(Address of principal executive offices)(Zip code)

(425) 945-0213
(Registrant's telephone number, including area code)
91-1615590 (I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 20, 2004, Cost-U-Less, Inc. entered into an employment agreement with J. Jeffrey Meder to continue to serve as its president and chief executive officer. The agreement is effective as of September 1, 2004, and continues through September 1, 2007, unless extended by mutual agreement or terminated sooner under the terms of the agreement. The agreement provides for the payment to Mr. Meder of an initial annual salary of $310,000, subject to annual review and adjustment by the board of directors. Mr. Meder will also be eligible for an annual bonus of $100,000, adjusted upward or downward as appropriate, based on the achievement of specified financial targets. In addition, beginning on September 1, 2005, Mr. Meder will receive a bonus of $50,000 for each new store we open.

     Either party may terminate the agreement at any time and for any reason upon 30 days written notice to the other party. If we terminate Mr. Meder’s employment prior to the end of the term of the agreement other than for cause (as defined in the agreement), or if his employment is terminated within twelve months following a change of control, he is entitled to receive a lump sum payment equal to twelve months’ base salary and continuation of benefits. The full text of the employment agreement is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit No.	Description
10.1	Employment Agreement, effective as of September 1, 2004, between Cost-U-Less, Inc. and J. Jeffrey Meder

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.
Dated: October 25, 2004	By: /s/ Martin P. Moore
Name: Martin P. Moore Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective as of September 1, 2004, between Cost-U-Less, Inc. and J. Jeffrey Meder

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